Exhibit 10.2

FMC CORPORATION
AMENDED AND RESTATED COMPENSATION POLICY FOR NON-EMPLOYEE DIRECTORS
(EFFECTIVE AS OF DECEMBER 18, 2025)

PART I GENERAL PROVISIONS
1.Purpose. The purpose of this Policy is to provide a compensation program to attract and retain qualified individuals not employed by the Company or its affiliates to serve on the Board and to further align the interests of those directors with those of stockholders by providing that a substantial portion of compensation will be linked directly to increases in stockholder value. This Policy shall amend and restate the FMC Corporation Compensation Policy for Non-Employee Directors, as amended and restated on April 27, 2023.
2.Definitions. Except as otherwise defined herein, terms used herein in capitalized form will have the meanings attributed to them as set forth below or in the applicable Stock Plan.
(a)“Annual Retainer” means the retainer fee established by the Board and paid to a director for services on the Board for a year in accordance with Section 1 of Part II of this Policy.
(b)“Audit Committee Fee” means the annual fee established by the Board and paid to a director for service as a member of the Audit Committee of the Board in accordance with Section 5 of Part II of this Policy.
(c)“Board” means the Board of Directors of the Company.
(d)“Change in Control” has the meaning set forth in the applicable Stock Plan; provided that, solely for vesting purposes, in no event will a Change in Control be deemed to have occurred with respect to the Participant if the Participant is part of a purchasing Person which consummates the Change in Control. The Participant will be deemed to be “part of a purchasing Person” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing Person (except for: (i) passive ownership of less than 3% of the stock of the purchasing Person; or (ii) ownership of equity participation in the purchasing company or Person which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors of the Board).
In addition, solely for purposes of Section 7 of Part II and Section 5(a) of Part III of this Policy, no event or transaction will constitute a Change in Control unless that event or transaction also constitutes a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, as those terms are used in Section 409A(a)(2)(A)(v) of the Code and defined in regulations issued thereunder.

(e)“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
(f)“Committee Chairman Fee” means the annual fee established by the Board and paid to a director for service as chairman of any committee of the Board in accordance with Section 4 of Part II of this Policy.
(g)“Company” means FMC Corporation, a Delaware corporation.
(h)“Disability” has the meaning ascribed to such term in the applicable Stock Plan.
(i)“Fair Market Value” has the meaning ascribed to such term in the applicable Stock Plan.
(j)“Lead Director Fee” means the annual fee established by the Board and paid to a director for service as the Lead Director of the Board in accordance with Section 2 of Part II of this Policy.
(k)“Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its affiliates, as determined in the discretion of the Board.
(l)“Non-Executive Chairman Fee” means the annual fee established by the Board and paid to a director for service as the Non-Executive Chairman of the Board in accordance with Section 3 of Part II of this Policy.
(m)“Participant” means a Non-Employee Director who is eligible to participate in this Policy.
(n)“Policy” means this FMC Corporation Amended and Restated Compensation Policy for Non-Employee Directors, as may be amended from time to time.
(o)“RSU” means a Restricted Stock Unit within the meaning of the applicable Stock Plan.
(p)“Separation from Service” means a Non-Employee Director’s “Separation from Service” with the Company within the meaning of Treas. Reg. §1.409A-1(h).
(q)“Stock Plan” means the incentive stock plan under which a specific Retainer Grant or Annual Equity Grant is made to a Non-Employee Director.

PART II COMPENSATION
1.Annual Retainer.
(a)Each Participant will be entitled to receive an Annual Retainer in such amount as will be determined from time to time by the Board. Until changed by resolution of the Board, the Annual Retainer will be $100,000, which will be payable in cash in equal installments at the end of each calendar year quarter.

(b)Notwithstanding the foregoing, no later than the last day of any calendar year, a Participant may elect that fifty percent (50%) or one hundred percent (100%) of the Annual Retainer payable in the following calendar year (i) be paid in the form of RSUs, as set forth in Section 1 of Part III of this Policy, subject to Section 1(c) of Part III of this Policy, or (ii) be deferred and paid, in cash (without interest), in accordance with Section 7 of Part II of this Policy. Such election shall be made by providing written notice to the Company in the form and manner prescribed by the Company, as in effect from time to time. Any such election will be effective on the first day of the next calendar year beginning after the date of such election, subject to Section 1(c) of Part II of this Policy, and may not be revoked or modified during the calendar year for which such election is effective. No election under this Section 1(b) of Part II of this Policy shall remain in effect for subsequent calendar years and shall be separately made (and approved by the Board, if applicable) for any subsequent calendar year in accordance with the terms and conditions set forth herein.
(c)Notwithstanding anything to the contrary in Section 1(b) of Part II of this Policy, a Participant who is newly elected or appointed to the Board may, within 30 days after joining the Board, defer all (or a portion, to the extent permitted by the Company) of the Annual Retainer that is payable to such Participant with respect to the remainder of the first calendar year of his or her service by making an election in accordance with Section 1(b) of Part II of this Policy by providing written notice to the Company in the form and manner prescribed by the Company, as in effect from time to time, provided that such election shall apply only to the compensation paid for services performed after the election.
2.Lead Director Fee. The Participant who serves as the Lead Director of the Board will be entitled to receive a Lead Director Fee in such amount as will be determined from time to time by the Board, in addition to (and not in lieu of) any other compensation to which such Participant may be entitled pursuant to any other provision of this Policy. Until changed by resolution of the Board, from and after the 2026 annual general meeting of the Company’s stockholders, the Lead Director Fee will be $45,000, which will be paid in cash in equal installments at the end of each calendar year quarter.
3.Non-Executive Chairman Fee. The Participant who serves as the Non-Executive Chairman of the Board will be entitled to receive a Non-Executive Chairman Fee in such amount as will be determined from time to time by the Board, in addition to (and not in lieu of) any other compensation to which such Participant may be entitled pursuant to any other provision of this Policy. Until changed by resolution of the Board, the Non-Executive Chairman Fee will be $150,000, which will be paid in cash in equal installments at the end of each calendar year quarter.
4.Committee Chairman Fees. Each Participant who serves as a chairman of a committee of the Board will be entitled to receive a Committee Chairman Fee in such amount as will be determined from time to time by the Board, for the tenure of such service, in addition to (and not in lieu of) any other compensation to which such Participant may be entitled pursuant to any other provision of this Policy. Until changed by resolution of the Board, the Committee Chairman Fees for each committee of the Board will be paid in cash at the annualized rates set forth in the table below in equal installments at the end of each calendar year quarter.

Audit Committee Chairman Fee	$20,000
Compensation & Organization Committee Chairman Fee	$20,000
Nominating & Corporate Governance Committee Chairman Fee	$15,000
Sustainability Committee Chairman Fee	$15,000
5.Audit Committee Fee. Each Participant who serves as a member of the Audit Committee of the Board, including the Audit Committee Chairman, will be entitled to receive additional fees in respect of such service in such amount as will be determined from time to time by the Board, in addition to (and not in lieu of) any other compensation to which such Participant may be entitled pursuant to any other provision of this Policy. Until changed by resolution of the Board, this additional Audit Committee fee will be paid in cash at an annualized rate of $5,000 in equal installments at the end of each calendar year quarter.
6.In the event that a Participant ceases to serve as a member of the Audit Committee, a Committee Chairman, Lead Director, or a member of the Board, in each case prior to the end of a calendar year quarter, cash fees that would otherwise have been payable to the Participant under Part II of this Policy with respect to such service shall be pro-rated based upon his or her partial service during the calendar year quarter. Notwithstanding the foregoing, in the event that the Participant’s cessation of service as a member of the Board was due to the Participant’s death or Disability, any amounts for that year not yet paid in respect of Section 1(a) of Part II of this Policy shall then be paid in full, and shall not be subject to pro-ration.
7.In the event that a Participant makes an election under Section 1(b)(ii) of Part II of this Policy, the portion of the Participant’s Annual Retainer that is subject to such election shall be paid to the Participant on the earlier of (i) the Participant’s Separation from Service, (ii) a Change in Control, (iii) such other date (if any) elected by the Participant in a form and manner specified by the Company (as in effect from time to time), or (iv) upon a plan termination, including the deferred Annual Retainer, in accordance with Treas. Reg. § 1.409A-3(j)(4)(ix). Any portion of the Participant’s Annual Retainer that is deferred pursuant to Section 1(b)(ii) of Part II shall be credited to a bookkeeping account in the Participant’s name, and shall be credited to such account at the time such portion of the Participant’s Annual Retainer would have otherwise been paid to the Participant had such election not been made. Notwithstanding any other provision in this Policy, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A of the Code, payments that would otherwise be made upon the Participant’s Separation from Service will be deferred (without interest) and paid to the Participant immediately following the six-month delay period.

PART III STOCK COMPENSATION
1.Retainer Grant.
(a)In the event a Participant has made an election pursuant to Section 1(b) or 1(c) of Part II in respect of his or her Annual Retainer for the next calendar year, then effective as of the close of business on the date of the next annual meeting of the Company’s stockholders, such Participant will receive a number of RSUs determined by dividing (i) the portion of the Participant’s Annual Retainer payable in that calendar year with respect to which the Participant has made an election in accordance with Section 1(b) or 1(c) of Part II by (ii) the Fair Market Value of a share of the Company’s common stock on the date of grant. RSUs granted under this Section 1 of Part III are hereinafter referred to as “Retainer Units.” Retainer Units will be granted pursuant to, and subject to the terms of, the Stock Plan most recently approved by the stockholders of the Company.
(b)Subject to the Participant’s continued service, Retainer Units will vest ratably on a daily basis over a one (1) year period commencing on the date of grant, provided that any unvested
Retainer Units will vest upon a Change in Control. Upon the Participant’s Separation from Service, any Retainer Units that have not become vested prior to the Separation from Service will be automatically forfeited and the Participant will have no further rights with respect thereto. Notwithstanding the foregoing, in the event of the Participant’s Separation from Service due to his or her death or Disability, any unvested Retainer Units will vest as of the Participant’s Separation from Service.
(c) Notwithstanding any provision of this Policy to the contrary, unless otherwise determined by the Board, in respect of the Participant’s Annual Retainer for the period commencing with the 2026 annual meeting of the Company’s stockholders, the Participant shall not be permitted to elect to receive the Participant’s Annual Retainer in the form of Retainer Units.
2.Annual Equity Grant.
(a)Effective as of the close of business of the date of the annual meeting of the Company’s stockholders, each Participant will be granted a number of RSUs determined by dividing $140,000 by the Fair Market Value of a share of the Company’s common stock on the date of grant. RSUs granted under this Section 2 are hereinafter referred to as “Annual Units.” Annual Units will be granted pursuant to, and subject to the terms of, the Stock Plan most recently approved by the stockholders of the Company.
(b)Annual Units will vest in full on the earliest of (i) the next regularly scheduled annual meeting of the Company’s stockholders, (ii) the first anniversary of the date of grant, (iii) a Change in Control, and (iv) the Participant’s Separation from Service as a result of his or her death or Disability; provided in each case that the Participant has remained in service through the applicable time. Any portion of a Participant’s Annual Units that have not vested on or prior to his or her Separation from Service will then be forfeited and all rights of the Participant to or with respect to such Annual Units will then automatically terminate.

(c)Notwithstanding any other provision in this Policy, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A of the Code, shares of common stock that are otherwise issuable upon the Participant’s Separation from Service will be deferred (without interest) and issued to the Participant immediately following the six-month delay period.
3.Dividend Equivalent Rights. If a cash dividend or distribution is paid with respect to outstanding shares of common stock, then effective as of the dividend or distribution payment date, each outstanding award of Retainer Units and Annual Units (including any additional Retainer Units and Annual Units previously credited pursuant to this Section 3) will be increased by a number of additional Retainer Units or Annual Units, as applicable, equal to the quotient of (i) the total dividend or distribution that would then be payable with respect to a number of shares of common stock equal to the number of Retainer Units or Annual Units, as applicable, held by the Participant on the dividend or distribution record date divided by (ii) the Fair Market Value of a share of common stock on the dividend or distribution record date (the “Dividend Equivalent Rights”). The Dividend Equivalent Rights will be subject to the same vesting conditions as the Retainer Units or Annual Units to which they relate.
4.Fractional Units. All RSUs, as well as Dividend Equivalent Rights credited with respect to such RSUs, will be credited in whole units, with any fractional unit being rounded up to the nearest whole number.
5.Form and Time of Payment.
(a)Payments with respect to vested RSUs will be made upon the earlier of (i) the Participant’s Separation from Service, (ii) a Change in Control, (iii) such other date (if any) elected by the Participant in a form and manner specified by the Company (as in effect from time to time), or (iv) upon a plan termination, including such RSUs, in accordance with Treas. Reg. § 1.409A-3(j)(4)(ix).
(b)Payments will be made in shares of common stock, unless otherwise determined by the Compensation and Organization Committee in accordance with the terms of the applicable Stock Plan.
6. Rights. Except to the extent otherwise set forth herein, a Participant will not have any of the rights of a stockholder with respect to the RSUs unless and until such time as shares of common stock have been issued to the Participant in settlement of the vested RSUs.
PART IV ADDITIONAL PROVISIONS
1.Administration. The Board administers the Policy. The Board has full power to interpret the Policy, formulate additional details and regulations for carrying out the Policy and amend or terminate the Policy as from time to time it deems proper and in the best interest of the Company. Any decision or interpretation of the Board is final and conclusive.
2.Statement of Account. Each Participant will receive an annual statement showing the number and status of and essential terms applicable to RSUs that have been awarded to the Participant.
3.Unsegregated Funds. The Company will not segregate any funds or securities in respect of the Participant’s interests under this Policy, and the Participant’s service is the Participant’s acknowledgement and agreement that any interests of the Participant remain a part of the Company’s general funds and are subject to the claims of the Company’s general creditors. Nothing in this Policy will be construed as creating any trust, express or implied, for the benefit of any Participant.
4.Awards Issued Pursuant to the Policy. All equity-based awards described herein will be granted under, and subject to the terms of, the applicable Stock Plan and the applicable award agreement thereunder. In the event of a conflict between any term or provision contained in this Policy on the one hand, and the applicable Stock Plan and award agreement on the other hand, the applicable terms and provisions of such Stock Plan and the award agreement will govern.
5.Payments Upon Death. In the event of the Participant’s death, payments under this Policy will be made to the beneficiary designated by the Participant to receive such payments or, in the absence of a duly executed and filed beneficiary designation form, to the Participant’s estate.
6.Payment of Certain Costs of the Participant. If a dispute arises regarding the interpretation or enforcement of this Policy and the Participant (or in the event of his or her death, his beneficiary) obtains a final judgment in his or her favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise, or his or her claim is settled by the Company prior to the rendering of such a judgment, all reasonable legal and other professional fees and expenses incurred by the Participant in contesting or disputing any such claim or in seeking to obtain or enforce any right or benefit provided for in this Policy or in otherwise pursuing his or her claim will be promptly paid by the Company with interest thereon at the highest Delaware statutory rate for interest on judgments against private parties from the date of payment thereof by the Participant to the date of reimbursement by the Company.
7.Reservation of Rights. Nothing in this Policy will be construed to (a) give any Participant any right to defer compensation received for services as a director of the Company other than as expressly authorized and permitted in this Policy or in any other plan or arrangement approved by the Board, (b) create any obligation on the part of the Board to nominate any Participant for reelection by the Company’s stockholders or (c) limit in any way the right of the Board to remove a Participant as a director of the Board.
8.Amendment or Termination. The Board may, at any time by resolution, terminate or amend this Policy provided that no such termination or amendment will adversely affect the rights of Participants with respect to awards granted under this Policy prior to such termination or amendment, without the consent of the Participant.
9.Withholding. The Company will have the right to deduct or withhold from all payments of compensation any taxes required by law to be withheld with respect to such payments, if any.
10.Directors Elected Between Annual Stockholders’ Meetings. Notwithstanding anything to the contrary in this Policy, unless otherwise determined by the Board, the compensation hereunder of an individual who becomes a Participant as a result of his or her election to the Board other than at an annual meeting of the Company’s stockholders will be prorated for the period of service commencing with his or her initial election and ending on the Company’s next annual stockholders’ meeting.

11.Section 409A. This Policy and any compensation granted hereunder is intended to comply with, or be exempt from, the provisions of Section 409A of the Code. If any provision of the Policy would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Policy is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A of the Code.